UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING and PROXY STATEMENT

CORPORATION

AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

11:00 a.m., Wednesday, May 25, 2011

PLACE

Corporate Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900

AGENDA

1.
To elect three directors for terms to expire at the 2014 Annual Meeting of Stockholders.

2.
To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3.
To conduct an advisory vote on compensation of named executive officers.

4.
To conduct an advisory vote on the frequency of future advisory votes on compensation of named executive officers.

5.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Secretary

April 25, 2011

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 25, 2011: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/APH.

PROXY STATEMENT

i

ii

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 25, 2011) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the conference center at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 25, 2011 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 28, 2011 as the Record Date for the 2011 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 172,930,764 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders in person or by proxy of a majority of the shares of Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares of Common Stock entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of the Board. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by the Board (who are named in your proxy card if you are a registered stockholder) will have the discretion to vote on those matters for you in accordance with their best judgment.

        The advisory votes on compensation of the named executive officers and the frequency of submitting the compensation vote are non-binding. In each case, the Board will consider the choice receiving the greatest number of votes as the preference of the stockholders. An affirmative vote of a majority of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, is required for approval of all other items submitted to stockholders for their consideration. Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented in the same manner as votes cast against such proposals.

        The Company paid for this proxy solicitation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies may also be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of December 31, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	21,909,878	(1)	12.67%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	13,602,671	(2)	7.87%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,423,919	(3)	5.45%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	8,864,479	(4)	5.13%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,757,115	(5)	5.06%

(1)
The Schedule 13G filed by such beneficial owner on February 11, 2011 for the year ended December 31, 2010 indicates that it has sole voting power over 1,241,474 shares and sole dispositive power over all 21,909,878 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 14, 2011 for the year ended December 31, 2010 indicates that it has sole voting and dispositive power over 13,400,371 shares and shared voting and dispositive power over 202,300 shares.

(3)
The Schedule 13G filed by such beneficial owner on January 21, 2011 for the year ended December 31, 2010 indicates that it has sole voting and dispositive power over all 9,423,919 shares.

(4)
The Schedule 13G filed by such beneficial owner on February 3, 2011 for the year ended December 21, 2010 indicates that it has sole voting power over 7,107,596 shares, shared voting power over 170 shares, sole dispositive power over 8,566,023 shares and shared dispositive power over 4,080 shares.

(5)
The Schedule 13G filed by such beneficial owner on February 9, 2011 for the year ended December 31, 2010 indicates that it has sole voting and shared dispositive power over 220,322 shares and sole dispositive power over 8,536,793 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 28, 2011 by each director, the named executive officers (listed in the Summary Compensation Table on page 33) and by all executive officers and directors of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary A. Anderson	308,000	(1)	*
Ronald P. Badie	57,999	(2)(3)	*
Stanley L. Clark	69,999	(2)(3)	*
Edward G. Jepsen	129,999	(2)(3)	*
Andrew E. Lietz	65,999	(2)(3)	*
Martin H. Loeffler	1,126,600	(1)	*
John R. Lord	67,999	(2)(3)	*
R. Adam Norwitt	662,896	(1)	*
Diana G. Reardon	584,000	(1)	*
Richard E. Schneider	105,800	(1)	*
Dean H. Secord	61,513	(2)(3)	*
All executive officers and directors of the Company as a group (16 persons)	4,087,260		2.36%

*
Less than one percent.

(1)
The share ownership amounts in this table include 896 shares, 38,600 and 4,200 shares which are currently owned by Messrs. Norwitt, Loeffler and Schneider, respectively, as well as 662,000, 584,000, 1,088,000, 298,000 and 101,600 shares, respectively, which are not presently owned by Mr. Norwitt, Ms. Reardon, Messrs. Loeffler, Anderson and Schneider but which would be issuable upon the exercise of stock options which are currently exercisable or are exercisable within 60 days of March 28, 2011.

(2)
The share ownership amounts in this table include 4,000, 16,000, 100,000, 12,000, 14,000 and 7,514 shares which are currently owned directly by Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord, respectively. The share ownership amount reflected in this table includes 100,000 shares of Common Stock owned by Mr. Jepsen that have been pledged as security. Pursuant to the pledge arrangement, Mr. Jepsen has the power to vote or direct the voting of the shares and he has the power to dispose or direct the disposition of the shares. The share ownership amount for Mr. Secord also includes 1,000 shares of Common Stock owned directly by his spouse. The table also includes 53,999, 53,999, 29,999, 53,999, 53,999 and 53,999 shares which are not presently owned by Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord, respectively, but which would be issuable upon the exercise of stock options pursuant to the Amended 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are currently exercisable or are exercisable within 60 days of March 28, 2011.

(3)
The share ownership amounts for Messrs. Badie, Clark and Lietz reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Non-employee Director Compensation for the 2010 Fiscal Year"

  beginning on page 15. Mr. Lietz was appointed to the Board on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 20,100 unit shares. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 9,369 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 8,236 unit shares. Mr. Lord was appointed to the Board on March 10, 2004 and he has elected not to defer fees pursuant to the Directors' Deferred Compensation Plan. He receives his fees in cash. Mr. Jepsen was appointed to the Board on January 5, 2005 and he has elected not to defer his fees pursuant to the Directors' Deferred Compensation Plan. He receives his fees in cash. Mr. Secord was appointed to the Board on March 28, 2002 and he participated in the Directors' Deferred Compensation program through the fourth quarter 2008. Since that time, Mr. Secord has elected to receive his fees in cash in lieu of shares. In December 2010, Mr. Secord converted all unit shares to Common Stock leaving a zero balance in his Directors' Deferred Compensation account. Commencing with the fourth quarter 2009, Messrs. Badie, Clark and Lietz elected to receive their quarterly director's fees in cash in lieu of shares. As long as the election to receive quarterly director's fees in cash in lieu of shares continues, the cumulative balance in each of Messrs. Badie, Clark and Lietz's Director's Deferred Compensation account will only increase by the number of shares credited for dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that during fiscal year 2010 all executive officers and directors of the Company filed all required reports on a timely basis.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and the By-Laws of the Company provide for a Board consisting of not less than three or more than fifteen directors. Currently, the number of directors of the Company is eight. Directors are elected for terms of three years, with approximately one-third of the directors subject to election each year. Accordingly, action will be taken at the Annual Meeting for the re-election of three current directors, Ronald P. Badie, R. Adam Norwitt and Dean H. Secord. Each of these directors will hold office for the three-year term ending in 2014 and until their respective successors are elected and qualified or until such director's earlier resignation or removal.

        The Company's Corporate Governance Principles provide that the Board does not intend to appoint or to nominate any person for election to the Board after their 72nd birthday although the Board has reserved the right to nominate candidates over 72 for re-election in special circumstances. Mr. Secord is 75. During his tenure as a director, he has served as Chairman of the Audit Committee and member of the Compensation Committee and the Nominating/Corporate Governance Committee. He no longer continues to serve as a member of the Compensation Committee or the Nominating/Corporate Governance Committee but he does continue to serve on the Audit Committee. He continues to demonstrate a high level of energy and commitment to the Company and to the Board. He has attended all Board meetings and all Committee meetings of which he is a member during the nine years that he has served as a director and he continues to actively participate in substantially all of the Committee meetings of which he is no longer a member. Mr. Secord's experience with and his knowledge and understanding of the Company continue to be important to the Company. The Board has, therefore, determined that the current needs of the Company warrant the nomination of Mr. Secord, and Mr. Secord has agreed to serve, for one additional term, as a director of the Company.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Badie, Norwitt and Secord except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use his/her discretion to vote for a substitute.

        Certain information regarding all directors, including individual experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on the Board is set forth below. The Company's goal is to assemble a Board that works together and with management to deliver long term stockholder value. The Company believes that the nominees and directors set forth below, all of whom are currently directors of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company's current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the interconnect industry and the Company, including its customers, suppliers, competitors, stockholders and management. Members of the Board also have extensive experience in the management of public companies, risk assessment, accounting and finance and global business practices and operations.

        The following information details offices held and other business directorships during the past five years, as well as the classes and terms of all continuing directors and the proposed nominee directors. Beneficial ownership of equity securities of the continuing directors and the proposed nominee directors is shown under the caption "Security Ownership of Management" on page 3.

 PROPOSED NOMINEE DIRECTORS FOR ELECTION IN 2011

Ronald P. Badie

Mr. Badie, age 68, has been a Director since July 2004. Mr. Badie retired from Deutsche Bank in 2002, at which time he was vice chairman of Deutsche Bank Securities. He also held several executive positions with its predecessor, Bankers Trust Company. Mr. Badie's extensive experience in the investment banking industry is extremely valuable to the Company, in particular with respect to his insight into merger & acquisition and capital markets related matters. He is Chairman of the Executive Committee and is a member of the Audit Committee and the Pension Committee of the Company. Mr. Badie currently serves as lead independent director and member of the compensation and nominating and corporate governance committee of Nautilus, Inc. and as a director, chairman of the compensation committee and member of the audit committee of Obagi Medical Products, Inc. In the past five years, but not currently, Mr. Badie served as a director of Integrated Electrical Services, Inc., Global Motorsport Group, Inc. and Merisel, Inc. He also served as lead independent director and as member of the audit committee of Merisel, Inc.

R. Adam Norwitt

Mr. Norwitt, age 41, has been a Director since January 2009, and an employee of the Company for approximately 12 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was Chief Operating Officer of the Company from 2007 through 2008. He was Senior Vice President and Group General Manager, Worldwide RF and Microwave Products division of the Company during 2006 and Vice President and Group General Manager, Worldwide RF and Microwave Products division of the Company from 2004 until June 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, Beijing and France. His vision, leadership, market knowledge, merger & acquisition experience, international exposure and other business experience are of significant value to the Company. Mr. Norwitt has not served on the board of directors of any other public company during the last five years.

Dean H. Secord

Mr. Secord, age 75, has been a Director since March 2002. Mr. Secord is currently actively employed as an independent business consultant, primarily to the insurance industry, where he gains exposure to a broad range of global business issues. Mr. Secord brings to the Board tremendous depth of knowledge of public accounting, in addition to exposure to a diverse array of companies and accounting issues, achieved as an international audit partner of PricewaterhouseCoopers LLP prior to his retirement in 2001. Mr. Secord served as Chairman of the Audit Committee of the Company from 2003 to 2010. He continues as a member of the Audit Committee. In January 2010 Mr. Secord resigned as a member of the Compensation Committee and the Nominating/Corporate Governance Committee of the Company. Mr. Secord has not served on the board of directors of any other public company during the last five years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

 DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2012

Edward G. Jepsen	Mr. Jepsen, age 67, has been a Director since January 2005. Mr. Jepsen has been Chief Executive Officer of Coburn Technologies, Inc., a manufacturer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from January 2005 through his retirement in December 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. During his time as chief financial officer of the Company, Mr. Jepsen gained a deep familiarity with the operations, markets, technologies and other business matters of the Company, and in particular a comprehensive understanding of the Company related to accounting and auditing. In addition, Mr. Jepsen brings to the Board significant experience in public accounting and auditing acquired as a partner at PricewaterhouseCoopers LLP prior to joining the Company. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Compensation Committee and Pension Committee of the Company. Mr. Jepsen also currently serves as a director and chairman of the audit and finance committee and member of the compensation committee and the safety, health, security and environmental committee of ITC Holdings Corp. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. and as a director of TRC Company, Inc.
John R. Lord

Mr. Lord, age 67, has been a Director since March 2004. Mr. Lord served as the non-executive chairman of Carrier Corporation from 2000 through 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corporation, from 1995 until his retirement in 2000. Mr. Lord served in a variety of other executive and general management roles at United Technologies between 1975 and 1995. During his more than 25 year career at United Technologies, Mr. Lord gained significant manufacturing, general management, and global management experience, including spending three years based in Asia, one of the Company's most important regions. He was also very involved in personnel development at United Technologies, providing him with insight into management development and compensation issues which is of great value to the Company. He is Chairman of the Compensation Committee and is a member of the Executive Committee and of the Nominating/Corporate Governance Committee of the Company. Mr. Lord currently serves as a director and member of the audit and finance committee and chairman of the compensation committee of Gerber Scientific, Inc.

 DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2013

Stanley L. Clark

Mr. Clark, age 67, has been a Director since January 2005. Mr. Clark has been Chief Executive Officer and Trustee of Goodrich, LLC since 2001, a role which provides him excellent insight into a broad range of markets and investment perspectives as well as financial analysis, which are of particular value in his roles as Chairman of the Pension Committee and a member of the Audit Committee. He gained significant experience in general management of a complex manufacturing organization as chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. He brings to the Board international experience as well as an understanding of the defense industry, an important market segment for the Company. Mr. Clark is Chairman of the Pension Committee and is a member of the Audit Committee and the Nominating/Corporate Governance Committee of the Company. He has not served on the board of directors of any other public company during the last five years.

Andrew E. Lietz

Mr. Lietz, age 72, has been a Director since January 2001. Mr. Lietz was managing director of Rye Capital Management,  LLC where he managed a portfolio of investments, gaining insight into a wide variety of industries from 2000 until his retirement in 2009. He was president and chief executive officer of Hadco Corporation from 1995 until 2000. During his tenure at Hadco, Mr. Lietz managed a global technology manufacturing business, providing him with a deep understanding of the products, technology, markets and international dynamics of the Company. He is Chairman of the Nominating/Corporate Governance Committee and is a member of both the Executive Committee and the Compensation Committee of the Company. In addition, he serves as Presiding Director of the Company. Mr. Lietz currently serves as a director of Details Dynamic Inc. and Safeguard Scientifics, Inc. In the past five years, but not currently, Mr. Lietz served as a director of Omtool, Ltd.

Martin H. Loeffler

Mr. Loeffler, age 66, has been a Director since December 1987 and Chairman of the Board since May 1997. He had been an employee of the Company for 37 years when he retired on December 31, 2010. He was executive chairman of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company's international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors. His leadership, market knowledge, technology background, international and other business experience is of tremendous value to the Company in his role on the Board. Mr. Loeffler has never served on the board of directors of any other public company.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Governance Principles

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board are reviewed at least annually and revised as warranted. Amphenol Corporation's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The Principles, Code and Charters can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" then the desired Principles, Code or Charter. Printed copies of the Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Director Independence

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has confirmed that all of the directors are independent of the Company and its management with the exception of Messrs. Loeffler and Norwitt each of whom is considered an inside director because of his current or recent employment with the Company. Mr. Loeffler retired from the Company in December 2010 and pursuant to the NYSE Listing Standards and the Company's Governance Principles, cannot be considered an independent director before January 2014.

Leadership Structure

        Mr. Loeffler is Chairman of the Board and Mr. Lietz is the Board's Presiding Director. As Presiding Director, Mr. Lietz has the authority to call, schedule and chair executive sessions of the independent directors. After each executive session the Presiding Director communicates with the Chairman of the Board and/or the Chief Executive Officer, to provide feedback and to effectuate the decisions and recommendations of the independent directors.

        The Board of Directors has determined that at the present time, its current leadership structure, including an independent Presiding Director, a Chairman of the Board who was an employee of the Company for 37 years and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs. Historically, the Company's Board of Directors relied on an independent Presiding Director and a Chief Executive Officer who also served as Chairman of the Board. However, with the transition to a new Chief Executive Officer in 2009, the Company's Board of Directors determined at that time that it was appropriate to separate the roles of Chief Executive Officer and Chairman of the Board. This structure allows the Board and the Presiding Director to operate independently of management, as necessary and appropriate, while drawing upon the skills and 37 years of Company experience of a Chairman who continues to provide strategic oversight and broad direction, while permitting the Chief Executive Officer to manage the ongoing business operations and finances of the Company, including an array of strategic, short-term and long-term initiatives.

 Board of Directors Summary Information

        The Board currently consists of eight directors. The following table sets forth basic information about the Board.

			Committee Memberships
Name	Director Since	Independent	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee	Current Service on Other Public Company Boards

Martin H. Loeffler (Chairman)	1987

Andrew E. Lietz (Presiding Director)	2001	X		X	X	Chair		Details Dynamic Inc. Safeguard Scientifics Inc.

Ronald P. Badie	2004	X	X		Chair		X	Nautilus, Inc. Obagi Medical Products, Inc.

Stanley L. Clark	2005	X	X			X	Chair

Edward G. Jepsen	2005	X	Chair Fin. Expert*	X			X	ITC Holdings Corp.

John R. Lord	2004	X		Chair	X	X		Gerber Scientific, Inc.

R. Adam Norwitt	2009

Dean H. Secord	2002	X	X Fin. Expert*

*
Financial Expert

Committees

        The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of all of its committees are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such Committees

        Audit Committee.    The Audit Committee's principal oversight duties include (1) review reports on the evaluation of the Company's internal controls for financial reporting and the Company's annual audited and quarterly unaudited financial statements and related disclosures therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (2) review the Company's earnings releases; (3) the selection of independent auditors and the approval of all audit engagement fees and terms; (4) review the qualifications, performance and independence of the Company's independent auditors; (5) review and approve the scope of the annual audit of the Company's financial statements; (6) review the Company's internal system of audit and financial controls, the results of internal audits and the procedures for maintaining internal controls; (7) review the quality and integrity of the Company's financial reporting process and the selection of the Company's accounting principles; (8) review critical accounting principles and practices and applicable legal and regulatory matters and their effect on the financial statements of the Company; (9) review significant audit issues identified by the Company's internal audit function or the Company's independent auditors and the Company's responses thereto; (10) review accounting adjustments noted or proposed by the Company's independent auditors, reports on the Company's internal controls, and material written communications with the independent auditors; (11) review and discuss the Company's guidelines and policies for risk assessment and management; (12) establish hiring policies for employees of the Company's independent auditors; and (13) establish, monitor and maintain procedures for the receipt, retention and treatment of complaints. See also "Report of the Audit Committee" on page 19. The members of the Audit

Committee are Ronald P. Badie, Stanley L. Clark, Edward G. Jepsen (Chairman) and Dean H. Secord each of whom is an independent director as defined under the NYSE Listing Standards. Mr. Jepsen was appointed to the Audit Committee in January 2010. Effective April 1, 2010, Mr. Secord resigned as Chairman of the Audit Committee and Mr. Jepsen was appointed Chairman of the Audit Committee. Mr. Secord continues to serve as a member of the Audit Committee. The Board of Directors has determined that each of the four current members of the Committee are financially literate and that Messrs. Jepsen and Secord have been determined to be audit committee financial experts as defined by the applicable rules of the SEC and the NYSE Listing Standards.

        Compensation Committee.    The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the other executive officers and key management employees of the Company and its subsidiaries. See also the "Compensation Discussion and Analysis" on page 22 and the "Compensation Committee Report" on page 32. The members of the Compensation Committee are Edward G. Jepsen, Andrew E. Lietz and John R. Lord (Chairman).

        Executive Committee.    The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the full Board. The Board has granted the Executive Committee the broadest authority permitted by the General Corporation Law of the State of Delaware. The Executive Committee meets as necessary and all actions of the Committee are presented for ratification and approval of the full Board, as necessary and appropriate, at the next regular scheduled quarterly meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord.

        Pension Committee.    The Pension Committee administers the Company's pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's pension plans as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company's pension plan either as a Committee or as part of a full Board meeting at least semi-annually. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee's principal duties include (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company. The Nominating/Corporate Governance Committee also oversees the annual evaluation of and the compensation of the Board. As part of its responsibilities relating to the recruitment of new qualified directors, the Nominating/Corporate Governance Committee also reviews and makes recommendations to the Company and to the full Board regarding director compensation from time to time. The members of the Nominating/Corporate Governance Committee are Stanley L. Clark, Andrew E. Lietz (Chairman) and John R. Lord.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol

Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. Recommendations must be received by January 2, 2012 to be considered for the 2012 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual being recommended by the stockholder.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the Committee will evaluate the candidate based upon the following principles:

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  business, financial and/or other applicable experience;

  •
  familiarity with national and international issues affecting the Company's business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business; and

  •
  willingness to devote sufficient time to carry out the duties and responsibilities of a director of the Company effectively.

        The Board believes that an important component of the Board is diversity including educational and business background, skills, experience, expertise, gender, race and culture. The full Board meets at least annually with the Nominating/Corporate Governance Committee to review and discuss the Nominating/Corporate Governance Committee's self-evaluation including its performance as measured against the Charter of the Nominating/Corporate Governance Committee and the continuing effectiveness of its Charter as well as the corporate governance guidelines that it is responsible for developing and recommending to the Board.

        The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board and Committees

        During 2010 there were four formal meetings of the Board and six actions taken by unanimous written consent of the Board, six formal meetings and one action by unanimous written consent of the Audit Committee, two formal meetings and three actions by unanimous written consent of the Compensation Committee and one formal meeting of the Pension Committee. The Executive Committee met informally from time to time in person and via telephone conference calls to discuss several potential capital markets and acquisition transactions and acted on seven matters, including a number of general administrative matters, by unanimous written consent. The Nominating/Corporate Governance Committee had two formal meetings and its individual members met informally in person and via telephone conference calls from time to time to discuss, among other things, additions to and potential vacancies on the Board and/or Committees of the Board, nominee directors for election, various officer appointments and normal and unanticipated succession planning. Actions taken by unanimous written consent by the Board or by a Committee of the Board are typically preceded by telephone calls during which the subject matter of the proposed consent are reviewed and discussed. All directors participated in all meetings of the Board and the Committees on which they served in 2010. Many directors also attended meetings as invited guests of Committees on which they did not serve in 2010. This included quarterly meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.

        Non-management directors of the Company meet informally in executive sessions as necessary and following the conclusion of each Board Meeting and each Committee Meeting. Such private meetings are presided over by the Presiding Director or by the Chairman of the Committee or by the director who requests the opportunity to meet in executive session.

Risk Oversight

        The Board is actively involved in overseeing risk management for the Company. This oversight is conducted primarily through the Committees of the Board. The Board receives reports from the Chairman of each committee regarding the Committee's risk management considerations and actions as necessary.

        The Audit Committee reviews the Company's portfolio of risk with management and the Company's independent accountants, discusses with management significant financial risks, the Company's policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. The Audit Committee also reviews the Company's internal system of audit and financial controls and the procedures for maintaining internal controls with management and the Company's independent accountants.

        The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company's executive compensation programs and incentive compensation programs for other employees. The Compensation Committee has reviewed with management whether the compensation programs, including the performance based incentive plans and/or the stock option plans described in the section "Elements of Compensation Program" beginning on page 23, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management concluded the programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Nominating and Corporate Governance Committee has adopted a corporate governance framework for the oversight of enterprise risk. The Nominating and Corporate Governance Committee works with management to identify and evaluate enterprise risks, and also to develop risk avoidance, mitigation and response strategies.

        The Pension Committee oversees risk management as it relates to the Company's U.S. pension plan described on page 39. The Pension Committee reviews with management the forecasted liabilities of the plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and revises the general investment policies governing the investment of the assets of such pension plan.

 Non-employee Director Compensation for the 2010 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Ronald P. Badie	61,000	n/a	151,900	(6)	n/a	n/a	n/a	212,900
Stanley L. Clark	61,000	n/a	151,900	(6)	n/a	n/a	n/a	212,900
Edward G. Jepsen	62,500	n/a	151,900	(6)	n/a	n/a	n/a	214,400
Andrew E. Lietz	61,000	n/a	151,900	(6)	n/a	n/a	n/a	212,900
John R. Lord	61,000	n/a	151,900	(6)	n/a	n/a	n/a	212,900
Dean H. Secord	57,500	n/a	151,900	(6)	n/a	n/a	n/a	209,400

(1)
The Director's Deferred Compensation Plan allows each non-employee director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Currently, all directors have elected to receive their director fees in cash as earned.

(2)
The dollar value of Option Awards in this column reflects the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"). Assumptions used in the calculation of these amounts are included in Note 8—Equity; Stock Based Compensation to the Company's consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company's Annual Report on Form 10-K filed with the SEC, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. These amounts do not correspond to the actual value that may be recognized by the directors upon the actual exercise of such option awards.

(3)
The Company does not have a non-equity incentive plan compensation program applicable to its non-employee directors.

(4)
The Company does not have a pension plan program applicable to its non-employee directors.

(5)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation.

(6)
The aggregate grant date fair value of the 10,000 options granted to each of Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord on May 27, 2010, computed in accordance with ASC Topic 718, is $151,900. As of December 31, 2010, (i) each of Messrs. Badie, Clark, Lietz, Lord and Secord had an aggregate of 64,000 option awards outstanding with exercise prices ranging from $14.84 to $45.95 of which 43,999 options were vested and 20,001 options were unvested, (ii) Mr. Jepsen had an aggregate of 40,000 option awards outstanding with exercise prices ranging from $32.01 to $45.95 of which 19,999 options were vested and 20,001 options were unvested.

        The Company has eight directors on its Board. Six are non-employee, independent directors, Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord. During 2010, two of the directors were named executive officers, Messrs. Norwitt and Loeffler. Mr. Norwitt's compensation from the Company is described in more detail in the "Summary Compensation Table" on page 33 and in the section "Compensation of Named Executive Officers" on page 27. Mr. Loeffler's compensation from the Company is described in more detail in the "Summary Compensation Table" on page 33 and in the section "Compensation of Named Executive Officers" on page 27. As of January 1, 2011, Mr. Loeffler is no longer an employee of the Company. As such, going forward, he will be compensated as a non-employee director. The compensation arrangements for non-employee directors follow.

        Currently, non-employee director compensation consists solely of an annual retainer fee and an annual grant of stock options.

        The retainer fee to non-employee directors, except the Chairman of the Board, is $55,000 per year. This annual retainer fee was last adjusted in 2009. Beginning in 2011, the retainer fee for the Chairman of the Board has been established as $150,000 per year. In addition, the Audit Committee Chairman receives an additional $10,000 per year and the chairpersons of the other Committees of the Board receive an additional $6,000 per year. These Committee fees were last adjusted in 2007. Non-employee directors can elect to receive their director fees in cash as earned or defer payment of their fees to a future date with the ultimate payment in cash or Common Stock. All non-employee directors currently receive their director fees in cash, as earned quarterly.

        In the past, certain of the directors participated in the Directors' Deferred Compensation Plan as follows. Messrs. Badie, Clark, Lietz and Secord initially elected deferral of fees and the payment of fees in Common Stock. Commencing with the fourth quarter 2008, Mr. Secord elected to receive his quarterly director's fees in cash as earned in lieu of shares but maintained the phantom shares in his Directors' Deferred Compensation Plan account that were already accrued. In the fourth quarter 2010, Mr. Secord elected to convert his phantom shares to Common Stock. At that time, including credit for dividends, Mr. Secord was issued 14,802 shares, and the cumulative balance in his Directors' Deferred Compensation account was reduced to zero unit shares. Commencing with the fourth quarter 2009, Messrs. Badie, Clark and Lietz elected to receive their quarterly director's fees in cash as earned in lieu of shares. As long as this election continues, the cumulative balance in the Directors' Deferred Compensation account for each of Messrs. Badie, Clark and Lietz will only increase by the number of shares credited for dividends. Mr. Lietz was appointed to the Board on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 20,099 unit shares. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 9,368 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2011, including credit for dividends, is 8,236 unit shares. None of the shares credited to any directors' account are currently issued or outstanding

        In 2004, the Board authorized and the stockholders of the Company approved, the Directors' Stock Option Plan. From May 2004 through May 2006, each non-employee director received an annual award of 8,000 stock options at fair market value on the first business day following the day of each annual meeting of the stockholders of the Company. The options vest ratably over three years and there are no additional restrictions on transfer or sale. The options have a ten year term. In May 2007, the stockholders of the Company approved an amendment to the Directors' Stock Option Plan which increased the options awarded to each non-employee director from 8,000 to 10,000 options per year commencing with the May 2007 award. Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord each received a grant of 10,000 stock options on May 27, 2010 with an exercise price of $42.99. The Directors' Stock Option Plan does not provide for the granting of SAR's or any other stock based grants.

        The Nominating/Corporate Governance Committee of the Board will continue to monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee fees and equity compensation elements of the directors' compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the directors compensation program and the ability to defer payment of fees with the ultimate payment in Common Stock serves to align the interests of directors with stockholders.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with the Presiding Director, the Chairman of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit Committee in writing c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders

        In each of the last ten years, there have been no controversial matters voted upon, more than 85% of outstanding shares of Common Stock have been voted by Proxy (with a substantial number of those shares voted by Proxy voted in accordance with the recommendations of the Board of Directors) and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only Board members who attended the 2010 Annual Meeting of Stockholders were Mr. Loeffler, as Chairman of the Board and Executive Chairman, and Mr. Norwitt, as President and Chief Executive Officer.

 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary A. Anderson Age 60	Senior Vice President and Group General Manager, Aerospace and Industrial Operations division of the Company since 2004. He was general manager of Aerospace Operations of the Company from 1995 through 2004. He does not serve on the board of directors of any public company. Mr. Anderson has been an employee of the Company for approximately 37 years.
Craig A. Lampo Age 41

Vice President and Controller of the Company since 2004. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 through 2004. He was an employee of Arthur Andersen LLP from 1993 through 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately seven years.

Jerome F. Monteith Age 61

Vice President, Human Resources of the Company since 2004. He was director of human resources of the Company from 1997 through 2003. He does not serve on the board of directors of any public company. Mr. Monteith has been an employee of the Company for approximately 34 years.

Zachary W. Raley Age 42

Senior Vice President since 2010 and Group General Manager, Worldwide RF and Microwave Products division and Cable Products division of the Company since 2007. Mr. Raley was vice president from 2007 through 2009 and President of Times Fiber since 2005 and Chief Executive Officer of Times Fiber since 2007. He was vice president, sales of Times Fiber from 2000 through 2005. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 15 years.

Name and Age	Principal Occupation and Other Information
Diana G. Reardon Age 51	Executive Vice President since 2010 and Chief Financial Officer of the Company since 2004. Ms. Reardon was senior vice president from 2004 through 2009. She was controller of the Company from 1994 through 2004 and treasurer of the Company from 1992 through 2004. She does not serve on the board of directors of any public company. Ms. Reardon has been an employee of the Company for approximately 23 years.
Richard E. Schneider Age 53

Senior Vice President and Group General Manager, IT and Communications Products division of the Company since 2007. Mr. Schneider was vice president from 2007 through 2009 and divisional president of Amphenol TCS from 2005 through 2007. Prior thereto, Mr. Schneider was employed by Teradyne, Inc. for approximately 18 years serving as the president of the Connection Systems Division of Teradyne, Inc. from 2001 through 2005 and was general manager from 1998 through 2001. He does not serve on the board of directors of any public company. Mr. Schneider has been an employee of the Company for approximately five years.

Luc Walter Age 52

Senior Vice President and Group General Manager, International Military and Aerospace Operations division of the Company since 2004. He was director European Military & Aerospace Operations from 2000 through 2003 and the Company's director advanced programs from 1996 through 2000. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company for approximately 27 years.

Edward C. Wetmore Age 54

Vice President of the Company since 2004 and Secretary and General Counsel of the Company since 1987. He does not serve on the board of directors of any public company. Mr. Wetmore has been an employee of the Company for approximately 24 years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has undertaken a review of its Charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the Securities and Exchange Commission and the NYSE. Following that review, the Audit Committee confirmed its Charter and its policies and practices. The Audit Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2010 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2010, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and its own assessment of the Company's internal controls related to financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in rule 3200T.

  3.
  The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011. The Audit Committee has also approved the retention of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2011.

Audit Committee Edward G. Jepsen, Chairman Ronald P. Badie Stanley L. Clark Dean H. Secord

 AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for services rendered in 2010 and 2009 were as follows:

Type of Fees	2010	2009
	($ in thousands)
Audit Fees	$3,321	$3,034
Audit-Related Fees(1)	59	93
Tax Fees(2)	0	6
All Other Fees(3)	0	0

Total	$3,380	$3,133

(1)
"Audit-Related Fees" in 2010 primarily consisted of acquisition related assistance and in 2009 primarily related to the Company's filings with the SEC on Form S-8 and Form S-3.

(2)
"Tax Fees" are fees for tax compliance, tax advice and tax planning. In 2009, the fees primarily related to certain international tax matters.

(3)
"All Other Fees" are fees for any services not included in the first three categories. Deloitte did not perform any work or receive any fees for financial systems design and implementation for the Company in 2010 or 2009.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company's independent accountants. Under these procedures, the Audit Committee must pre-approve the use of the independent accountants for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans. Engagement for permitted services where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis are reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee to ensure compatibility with maintaining the accountants' independence. In 2010, all fees for permitted services, including audit-related fees, were pre-approved in accordance with these policies.

        The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company's independent accountants including any employee or former employee of the Company's independent accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company's financial statements.

 PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent accountants for the Company since 1997, and the Audit Committee and management believe it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the shares, present in person or represented by proxy at the Annual Meeting, or if Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Audit Committee of the Board of Directors, then in any such case the Audit Committee of Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2011 Annual Meeting will be subject to ratification by the stockholders at the 2012 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

        RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the year 2011 is hereby RATIFIED.

COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.    The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while, at the same time, capable of attracting, retaining and motivating the executive officers and key management employees of the Company and its subsidiaries. The Company's core management compensation programs include base salary, an annual performance based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits. The Company has concluded that its compensation policies and programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        Throughout this 2011 Proxy Statement, the individuals who served as the Company's Chief Executive Officer and as the Company's Chief Financial Officer during the 2010 fiscal year, as well as the three other individuals included in the Summary Compensation Table on page 33 are referred to as the "named executive officers". References to "executive officers and key management employees" in this Proxy Statement relate to the approximately 350 management personnel of the Company and its subsidiaries who currently participate in the Company's core management compensation programs.

        The Compensation Committee.    The Committee is currently composed of three independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported no later than the next subsequent meeting of the full Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review and approve the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base salary, performance based incentive plan target, performance based incentive plan payments and/or option awards.

  •
  Prior to December 31, 2010, review and approve the goals and the performance of the Company's Executive Chairman (who retired as of that date) and approve, as deemed necessary and appropriate, any changes in the level of his base salary, performance based incentive plan target, performance based incentive plan payments and/or option awards.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance based incentive plan pool, performance based incentive plan allocations, the stock option pool, the allocation of stock option awards and other related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries.

  •
  Approve specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries.

  •
  Review and recommend changes, as necessary and appropriate, to the Company's performance based incentive plans as described beginning on page 24 and to the Company's stock option plans as described beginning on page 26.

        Role of Executive Officers in Compensation Decisions.    In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers and key management employees and prospective senior management employees, the Committee considers the recommendations of certain executive officers of the Company. Mr. Norwitt is particularly involved. Mr. Norwitt became the Company's President and Chief Operating Officer in January 2007. He has been President and Chief Executive Officer since January 2009. Mr. Norwitt reviews the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process, Mr. Norwitt considers general compensation surveys purchased by or made available to the Company. These surveys are generally comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company has not paid any third-party provider for recommendations on the form, amount or design of executive compensation. The Company's human resources department, including the Vice President Human Resources, provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The conclusions reached and recommendations of certain executive officers, including Mr. Norwitt, regarding any salary adjustments, annual performance based incentive plan payments and annual option award amounts based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in approving or modifying any recommendations regarding compensation for any executive officer or key management employee or any prospective senior management employee. Mr. Norwitt consults with the Committee on all compensation matters but he does not participate in the determination of his final compensation.

        Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, and related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company personnel present.

        Philosophy and Objectives of Compensation Program.    The Committee continues to strive to develop, refine and implement a complete and straightforward compensation program to attract, retain and motivate the executive officers and key management employees, and that remains competitive for executives of comparable companies with similar responsibilities. The program is designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation as well as reasonable benefits.

        Elements of Compensation Program.    The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and (iv) basic benefits. Cash payments primarily reward recent performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level that will cause an appropriate amount of focus on the long-term performance of the Company. The compensation program for all executive officers and key management employees, including the named executive officers, includes the following elements:

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  Base Salary

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  Performance Based Incentive Plans

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  Stock Option Plans

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  Insurance Benefits

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  Retirement Benefits

        Base Salary.    The Company establishes base salary to provide fixed income near the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer's or key management employee's responsibilities. Position and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted at least annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.

        Performance Based Incentive Plans.    Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive payments pursuant to The 2010 Management Incentive Plan (the "2010 Management Incentive Plan"). The 2010 Management Incentive Plan is an executive bonus plan that falls within the parameters of The 2009 Amphenol Executive Incentive Plan (the "2009 Executive Incentive Plan") approved by the stockholders at the 2009 Annual Meeting of Stockholders. The Committee has reviewed and approved the 2011 Management Incentive Plan (the "2011 Management Incentive Plan") with terms that are substantially the same as the 2010 Management Incentive Plan. The 2011 Management Incentive Plan is also an executive bonus plan that falls within the parameters of the 2009 Executive Incentive Plan. The 2011 Management Incentive Plan, the 2010 Management Incentive Plan, and the 2009 Executive Incentive Plan, are collectively hereinafter referred to as the "incentive plan". Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees in comparable positions with comparable performance.

        Incentive plan payments, when made, have historically totaled less than 2% of the annual consolidated operating income for the Company. There were approximately 300 participants in the 2010 Management Incentive Plan who were paid approximately $12.8 million representing approximately 1.84% of the Company's consolidated operating income for 2010. There are currently approximately 300 participants in the 2011 Management Incentive Plan who, at achievement of 100% of 2011 performance targets and goals, would be paid an aggregate of approximately $10.0 million.

        Payments under the incentive plan, if any, are intended to constitute "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee has the authority to change performance targets each year and to select among different performance criteria.

        The incentive plan provides participants with a cash bonus opportunity if certain individual, operating unit and/or Company goals are achieved. An "operating unit" in the discussion below refers to the group or business unit to which the employee has management responsibility or is assigned. For executive officers and key management employees with headquarters' roles, the Company is considered the relevant operating unit. For Messrs. Anderson and Schneider, the group over which each serves as Group General Manager is considered the relevant operating unit.

        The incentive plan is intended to reward participants upon the achievement of those goals for their operating unit, with discretion for qualitative individual, operating unit and Company performance factors.

No annual incentive payments will be made if a threshold performance level is not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement. As a general rule, the threshold performance requirement for consideration of any incentive plan payment for employees with Company-wide responsibilities is year-over-year growth in Company EPS and for other employees is year-over-year growth in operating unit operating income.

        Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant's annual base salary, (ii) a participant's incentive plan target percentage and (iii) a participant's incentive plan multiplier.

        Incentive plan target percentages for each participant are established at the beginning of each year, occasionally subject to adjustment mid-year with the approval of the Compensation Committee if there is a significant change in job responsibilities. Incentive plan target percentages for all participants in the 2010 Incentive Plan ranged from 5% to 90% of annual base salary. The incentive plan target percentages for the named executive officers for 2010 ranged from 55% to 90% of annual base salary and at the beginning of 2011 were set at a range from 55% to 100% of annual base salary.

        The incentive plan multiplier is determined for each participant at the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2010, participants received incentive plan multipliers ranging from 0% to 200%.

        A participant's incentive plan multiplier is based primarily on Company or operating unit performance against quantitative measures established at the beginning of each year. In addition, consideration is given, when appropriate, to certain qualitative factors to pass the test of reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company's achievement and/or each operating unit's achievement of performance targets and/or goals. These targets and/or goals may vary from year to year and include revenue growth, operating income growth, operating cash flow, return on investment, return on sales, organic growth and/or contribution to EPS growth. Actual performance against these criteria is measured against both year-over-year growth and/or the current year target.

        In 2010 the quantitative performance criteria for (i) participants with Company-wide responsibilities was primarily based on Company revenue and EPS growth in 2010 over 2009 and (ii) other participants was primarily based on operating unit revenue and income growth in 2010 over 2009. Revenue growth and operating income growth are calculated in local currency. In 2010, the quantitative analysis of the incentive plan multiplier with respect to all participants in the plan was calculated by considering various data and information relating to the operating unit for which the participant has responsibility or to which the participant is assigned.

        The specific targets to be achieved by Mr. Norwitt and Ms. Reardon to attain a 100% quantitative portion of the incentive plan multiplier under the incentive plan in 2010 were (i) Company revenue growth of at least 10%, and (ii) Company EPS growth of at least 17%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2010 would have required Company revenue growth and Company EPS growth of at least three and one half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, Company EPS growth is given two times the weighting of Company revenue growth. The specific targets to be achieved by Messrs. Anderson and Schneider to attain a 100% incentive plan multiplier under the 2010 incentive plan were (i) operating unit revenue growth of at least 10% and (ii) operating unit operating income growth of at least 17%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2010 required operating unit revenue growth and operating unit operating income growth of at least three and one half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, operating unit operating income growth is given twice the weighting of operating unit revenue growth. If revenue growth, operating income growth or EPS growth, as applicable, is below 0%, 3% or 3%, respectively, the impact to the incentive plan multiplier is at the discretion of the Compensation Committee, but generally has resulted in an incentive plan multiplier of 0%. For purposes of making all calculations for incentive plan purposes using these ranges, operating unit operating income is adjusted for other expenses recorded below operating income and for certain amortization expense. The quantitative portion of the incentive plan multiplier is generally further modified by a factor relating to achievement of budgeted targets set at the beginning of the year for (i) 2010 Company EPS for Mr. Norwitt and Ms. Reardon and (ii) 2010 operating unit operating income for Messrs. Anderson and Schneider. However, given the significant market recovery in 2010, no credit was given in 2010 for exceeding budget while downward adjustments were made for not meeting budget. Mr. Loeffler did not participate in the 2010 Management Incentive Plan.

        Once the quantitative portion of the incentive plan multiplier is established, management and/or the Compensation Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for operating unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Compensation Committee in determining executive compensation. The qualitative portion of the incentive plan allows for adjustment to the multiple for the following factors: whether operating margins of the operating unit are above or below the average of the Company, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, an individual's efforts to ensure collaboration within the Company, an individual's achievement of performance targets and/or goals, other specific individual objectives impacting Company performance, cost reductions and productivity improvement or if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance, industry performance, acquisition activity and other special situations (e.g. the participant is new in a position). The Compensation Committee may also adjust the multiple of any or all participants in consideration of (i) whether the payout to all MIP participants as a percentage of Company operating income falls within the historical parameters discussed above, (ii) how the current year incentive plan multiplier compares with the prior year, (iii) reasonableness and consistency, (iv) internal pay equity and (v) in recognition of the general rule that absent special circumstances, no bonus will be paid within an operating unit that has negative income growth. In 2010, the aggregated qualitative adjustment with respect to all participants in the incentive plan was a decrease of approximately 3.6% of the total amount calculated pursuant to the quantitative measures.

        In 2011 the quantitative performance criteria for (i) participants with Company-wide responsibilities will be primarily based on Company revenue and EPS growth in 2011 over 2010 and actual EPS growth in 2011 as compared to 2011 budget and (ii) other participants will be primarily based on operating unit revenue and income growth in 2011 over 2010 and actual performance in 2011 as compared to 2011 budget.

        Stock Option Plans.    The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. All currently outstanding employee stock options have a five-year vesting period, with 20% vesting each year. Vesting is automatically accelerated upon death or under certain circumstances disability. For option awards made prior to 2007, vesting is also automatically accelerated upon retirement at age 65. For option awards made since the beginning of 2007, the Committee has discretion to allow vesting of unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations. The Committee believes this vesting schedule helps retain executive officers and key management employees and encourages them to make decisions geared towards long-term growth. The total annual expense for options granted is typically in the range of 3% to 5% of the Company's annual budgeted consolidated operating income for the year.

        The Committee has authorized the Company to issue stock options to executive officers, key management employees and other key employees pursuant to approved stock options plans (see "Stock Option Plans" on page 34.) In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price, the estimated Black-Scholes valuation for option grants and the Company's growth assessment for its Common Stock. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals.

        Employee stock options are granted at fair market value at the time of the award, i.e., the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executives have on occasion received an award of stock options at the date of appointment. The Committee has never approved the grant of any stock options with an exercise price that is less than the closing price of the Company's Common Stock on the grant date.

        All stock option recipients must enter into a Stock Option Agreement and a Management Stockholder's Agreement with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted.

        Insurance Benefits.    Each executive officer and key management employee (including the named executive officers) receives health and life insurance identical to the benefits of other employees working at the same location. The Company also makes a contribution to life insurance on behalf of almost all U.S.-based salaried employees pursuant to a formula that treats similarly situated employees equally.

        Retirement Benefits.    U.S.-based senior executives and key management employees (including the named executive officers) participate in the Company's Pension Plan and Supplemental Employee Retirement Plan (the "SERP") and in the Company's 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP and 401(k) programs, see "Pensions and Deferred Compensation" beginning on page 39. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.

  Perquisites

        Mr. Norwitt and Mr. Loeffler were provided with car services in 2010. The Company also makes contributions to Group Term Life Insurance for U.S. based senior executives and key management employees (including the named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of "All Other Compensation" under footnote (4) on page 34.

  Compensation of Named Executive Officers

        Company Performance—In 2010, Company revenue, operating income and EPS increased by 26%, 43% and 54%, respectively. The Company was able to achieve operating margins of 19.7% as compared to operating margins of 17.3% in 2009. A detailed analysis of the Company's financial and operational performance is provided in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 that has been filed with the SEC.

        Pay Mix—Compensation packages for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation is geared to reward performance that generates stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements such as salary, change in pension value and "all other compensation" comprised approximately 14% of his total 2010 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 86% of his total 2010 compensation. These at-risk elements include non-transferable stock options granted at market price which only increase in value if the Company's share price increases after the grant date (the value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 33-- it should be noted that options granted will only have value to the extent the price of Amphenol stock on the date of exercise exceeds the stock price on the grant date). The other at-risk compensation is incentive plan compensation which historically has required year-over-year operating income growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate stockholder value, and rewards the Chief Executive Officer when Company revenues and operating income grow. For the Company's named executive officers as a group, fixed compensation elements comprised approximately 28% of total 2010 compensation while at-risk compensation comprised approximately 72% of total 2010 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, change in pension value and "all other compensation", while the at-risk items include non-transferable stock options and incentive plan compensation linked to goals that encourage growth in revenues and operating income.

        CEO Compensation—Mr. Norwitt's annual base salary at the beginning of 2011 was increased by 2.37% from $880,000 to $900,000. Mr. Norwitt's incentive plan target percentage pursuant to the 2011 Management Incentive Plan was increased from 90% to 100%. In its deliberations about how to adjust these two elements of Mr. Norwitt's 2010 compensation, the Compensation Committee considered the Company's revenue, operating income, headcount, number of facilities and the increasing complexity of the Company's business. During Mr. Norwitt's four-year tenure as President and more recent tenure as Chief Executive Officer, the Company's annual revenues increased by 44%, annual operating income increased by 65%, total employees increased by 53% and the number of operating locations increased by 35%. The Compensation Committee also considered the annual base salary that had been paid to Mr. Loeffler as Chief Executive Officer and President of the Company, as well as the base salary paid to chief executive officers of similarly sized companies in the electronics manufacturing industry. As Mr. Loeffler transitioned from his executive role in the Company, the Committee also considered the increased scope of responsibilities assumed by Mr. Norwitt. The Committee determined that it was appropriate to increase Mr. Norwitt's compensation, but elected to place more of Mr. Norwitt's compensation "at-risk". The Committee therefore only increased his salary moderately while increasing his incentive plan payment potential. His actual potential 2011 Management Incentive Plan payment could therefore range from 0% to 200% of his base salary in 2011 based on fiscal year 2011 results.

        Consistent with the methodology for calculating incentive plan payments described in "Performance Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Norwitt is the product of his 2010 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier. In 2010, the Company achieved revenue growth of 26% and EPS growth of 54%.

        Based on calculations made using the ranges provided above the quantitative portion of Mr. Norwitt's incentive plan multiplier in 2010 was calculated to be 178%. This multiple was increased by the Compensation Committee to 180% for qualitative considerations. His incentive plan payment pursuant to the 2010 Management Incentive Plan was $1,425,600, representing a product of his 2010 base salary of $880,000 multiplied by his incentive plan target percentage of 90%, multiplied by his incentive plan multiplier of 180%. This was 162% of his 2010 base salary as compared to a maximum possible payout under the 2010 Management Incentive Plan of 180% of his 2010 base salary.

        In May 2010, Mr. Norwitt was awarded 310,000 options pursuant to the 2009 Option Plan with an exercise price of $42.99. The option award reflects the Board's confidence in his leadership. The award is also designed to further align Mr. Norwitt's interest with the Company's stockholders to generate long-term stockholder value.

        In 2010, Mr. Norwitt was provided with car and driver services. The Company incurred expenses associated with this car and driver were $21,073. The imputed value of compensation for Group Term Life Insurance provided to Mr. Norwitt in 2010 in excess of $50,000, net of employee payments, was $2,052. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his Group Term Life Insurance in 2011.

        Mr. Norwitt continues to participate in the pension plan, but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 39. In 2010, Mr. Norwitt received a 401(k) match of $12,250 and the Company made contributions to a non-qualified supplemental defined contribution plan (the "DC SERP") on behalf of Mr. Norwitt in 2010 of $31,750. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2011.

        Other Named Executive Officer's Compensation.    For each of the other named executive officers, in determining incentive plan payments and stock option awards for 2010, and base salary adjustments for 2010 and 2011, the Committee considered each executive's performance against individual goals and objectives. In the case of Ms. Reardon, the Committee evaluated the overall performance of the Company and her contributions to that performance. In the case of Messrs. Anderson and Schneider, the Committee evaluated their contributions to the performance and results of the operating units over which each serves as Group General Manager. Mr. Loeffler did not participate in the incentive plan and was not awarded stock options in 2010.

        Ms. Reardon.    As Chief Financial Officer, Ms. Reardon is the Company's principal financial officer. In January 2011, Ms. Reardon's annual base salary was increased by 3.04% from $574,500 to $592,000.

        Consistent with the methodology for calculating incentive plan payments described in "Performance Based Incentive Plans" above, the calculation of the incentive plan payment for Ms. Reardon is the product of her 2010 base compensation, multiplied by her incentive plan target percentage and her incentive plan multiplier. In 2010, the Company achieved revenue growth of 26% and EPS growth of 54%.

        Based on calculations made using the ranges provided above, the quantitative portion of Ms. Reardon's incentive plan multiplier in 2010 was calculated to be 178%. This multiple was increased to 180% for qualitative considerations. Her incentive plan payment pursuant to the 2010 Management Incentive Plan was $568,755, representing a product of her 2010 base salary of $574,500 multiplied by her incentive plan target percentage of 55%, multiplied by her incentive plan multiplier of 180%. This was 99% of her 2010 base salary as compared to a maximum possible payout under the 2010 Management Incentive Plan of 110% of her 2010 base salary.

        Ms. Reardon's incentive plan target percentage pursuant to the 2011 Management Incentive Plan was increased from 55% to 65% of her base annual salary in 2011 to reflect her promotion to Executive Vice President and an increase in certain responsibilities. Her actual potential 2011 Management Incentive Plan payment could therefore range from 0% to 130% of her base annual salary in 2011 based on fiscal year 2011 results.

        In May 2010, Ms. Reardon was awarded 120,000 options pursuant to the 2010 Option Plan with an exercise price of $42.99.

        The imputed value of compensation for Group Term Life Insurance provided to Ms. Reardon in 2010 in excess of $50,000, net of employee payments was $3,033. Ms. Reardon continues to participate in the pension plan, but her benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 39. In 2010, Ms. Reardon received a 401(k) match of $12,250 and the Company made contributions to the DC SERP on behalf of Ms. Reardon in 2010 of $16,475. In 2011, the Company continues to contribute to Ms. Reardon's Group Term Life Insurance. She also continues to participate in the 401(k) plan and the DC SERP in 2011.

        Mr. Loeffler.    After a 37 year career with the Company, and following the completion of an orderly transition of remaining management responsibilities, Mr. Loeffler retired as Executive Chairman as of December 31, 2010. He continues to serve the Company as Chairman of the Board, a non-executive role. He has been Chairman of the Board since May 1997.

        As Executive Chairman, Mr. Loeffler's annual base salary in 2010 was $600,000. In 2010, he did not participate in the 2010 Management Incentive Plan and was not awarded any options.

        The imputed value of compensation for Group Term Life Insurance provided to Mr. Loeffler in 2010 in excess of $50,000, net of employee payments, was $17,526. Commencing January 1, 2011, the Company no longer contributes to Group Term Life Insurance on behalf of Mr. Loeffler. Through the end of 2010, Mr. Loeffler continued to participate in the pension plan described in the Pension Plan Background commencing on page 39. The increase in pension value in 2010 for Mr. Loeffler was $527,200.

        In 2010, Mr. Loeffler was provided with car and driver services. The Company incurred expenses associated with this car and driver were $6,400. Commencing January 1, 2011, the Company no longer provides Mr. Loeffler with car and driver services.

        Upon his retirement as an employee as of December 31, 2010, all of Mr. Loeffler's unvested options vested. Of the 224,000 options which were unvested at the time of his retirement, 80,000 options vested pursuant to the terms of the option grants which provided that unvested options would automatically vest on normal retirement. Vesting of the other 144,000 options was approved by the Board upon his retirement to recognize the significant and long-term contribution of Mr. Loeffler to the Company over his 37 year career. The net value to Mr. Loeffler of the vesting of these stock options was $2,625,120, calculated by multiplying the number of options (144,000) by the difference between the exercise price ($34.55) and the closing market price on December 31, 2010 ($52.78).

        Mr. Anderson.    In January 2011, Mr. Anderson's annual base salary was increased by 2.93% from $444,000 to $457,000.

        Consistent with the methodology for calculating incentive plan payments described in "Performance Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Anderson is the product of his 2010 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 200%. His incentive plan payment pursuant to the 2010 Management Incentive Plan was $488,400, representing the product of his 2010 base salary of $444,000 multiplied by his incentive plan target percentage of 55%, multiplied by his incentive plan multiplier of 200%. This was 110% of his 2010 base salary, his maximum possible incentive plan payout for 2010.

        Mr. Anderson's incentive plan target percentage pursuant to the 2011 Management Incentive Plan continues at 55% of his base annual salary in 2011. His actual potential 2011 Management Incentive Plan payment could therefore range from 0% to 110% of his base annual salary in 2011 based on fiscal year 2011 results.

        In May 2010, Mr. Anderson was awarded 72,000 options pursuant to the 2010 Option Plan with an exercise price of $42.99.

        The imputed value of compensation for Group Term Life Insurance provided to Mr. Anderson in 2010 in excess of $50,000, net of employee payments was $6,637. Mr. Anderson continues to participate in the pension plan described in the Pension Plan Background commencing on page 39. The increase in pension value in 2010 for Mr. Anderson was $335,800. The Company continues to contribute to Mr. Anderson's Group Term Life Insurance in 2011.

        Mr. Schneider.    In January 2011, Mr. Schneider's annual base salary was increased by 5.39% from $408,000 to $430,000. This increase was in recognition of Mr. Schneider's promotion to Senior Vice President and his assumption of additional operating responsibilities during 2010.

        Consistent with the methodology for calculating incentive plan payments described in "Performance Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Schneider is the product of his 2010 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 200%. His incentive plan payment pursuant to the 2010 Management Incentive Plan was $448,800, representing the product of his 2010 base salary of $408,000 multiplied by his incentive plan target percentage of 55%, multiplied by his incentive plan multiplier of 200%. This was 110% of his 2010 base salary, his maximum possible incentive plan payout for 2010.

        Mr. Schneider's incentive plan target percentage pursuant to the 2011 Management Incentive Plan continues at 55% of his base annual salary in 2011. His actual potential 2010 Management Incentive Plan payment could therefore range from 0% to 110% of his base annual salary in 2011 based on fiscal 2011 results.

        In May 2010, Mr. Schneider was awarded 72,000 options pursuant to the 2010 Option Plan with an exercise price of $42.99.

        The imputed value of compensation for Group Term Life Insurance provided to Mr. Schneider in 2010 in excess of $50,000, net of employee benefits was $2,114. In 2010, Mr. Schneider received a 401(k) match of $12,250. In 2011, the Company continues to contribute to Mr. Schneider's Group Term Life Insurance. Mr. Schneider continues to participate in the 401(k) plan in 2011.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of three directors who are independent directors as defined under the NYSE Listing Standards and the Company's Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Compensation Committee Charter".

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2011 Proxy Statement and the Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011.

Compensation Committee John R. Lord, Chairman Edward G. Jepsen Andrew E. Lietz

Compensation Committee Interlocks and Insider Participation

        During 2010, Messrs. Jepsen, Lietz, Lord and Secord served on the Compensation Committee. None of Messrs. Lietz, Lord or Secord is or formerly was an employee or officer of the Company. Effective January 1, 2010 Mr. Secord resigned from the Compensation Committee and Mr. Jepsen was appointed to the Compensation Committee. Mr. Jepsen was a non-executive employee from January 2005 through his retirement in December 2006. Prior thereto, Mr. Jepsen served as an executive officer of the Company from May 1989 through October 2004 and as a director from 1989 through 1997. Mr. Jepsen is an independent director as defined under the NYSE Listing Standards and the Company's Governance Principles. Mr. Loeffler and Mr. Norwitt are the only officers or employees of the Company who served on the Board during 2010. Mr. Loeffler and Mr. Norwitt do not serve on the board of directors of any other company.

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers during 2008, 2009 and 2010. When setting total compensation for each of the named executive officers, the Compensation Committee considers tally sheet information including the total current compensation, including equity and non-equity based compensation, for all executive officers of the Company, including the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

R.A. Norwitt	2010	880,000	0	n/a	4,550,800	1,425,600	8,800	67,125	6,932,325
President & CEO	2009	683,333	0	n/a	5,332,800	0	7,000	78,146	6,101,279
	2008	562,500	0	n/a	2,956,000	337,500	1,400	63,492	3,920,892

D.G. Reardon	2010	574,500	0	n/a	1,761,600	568,755	119,200	31,758	3,055,813
Executive Vice President & CFO	2009	555,083	0	n/a	2,222,000	0	98,900	45,750	2,921,733
	2008	548,000	0	n/a	1,773,600	301,400	23,300	44,296	2,690,596

M. H. Loeffler(5)	2010	600,000	0	n/a	2,625,120	0	527,200	23,926	3,776,246
Executive Chairman	2009	800,000	0	n/a	0	0	655,900	34,652	1,490,552
	2008	1,115,000	0	n/a	0	947,750	469,200	48,557	2,580,507

G.A. Anderson	2010	444,000	0	n/a	1,056,960	488,400	335,800	6,637	2,331,797
Senior Vice President	2009	429,417	0	n/a	1,222,100	0	430,600	4,174	2,086,291
	2008	424,000	0	n/a	1,034,600	186,564	271,600	4,118	1,920,882

R. Schneider(*)	2010	408,000	0	n/a	1,056,960	448,800	0	14,364	1,928,124
Senior Vice President	2009	395,000	0	n/a	1,222,100	0	0	13,747	1,630,847

(1)
With respect to Ms. Reardon and Messrs. Norwitt, Anderson and Schneider, the amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards granted in the fiscal years ended December 31, 2008, 2009 and 2010. Assumptions used in the calculation of these amounts are included in Note 8—Equity; Stock-Based Compensation to the Company's consolidated financial statements for the fiscal year ended December 31, 2010 except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised. Mr. Loeffler was not awarded any options in 2008, 2009 or 2010. With respect to Mr. Loeffler, the amount in this column for the year 2010 reflects the net value, computed as of December 31, 2010 related to the vesting of 144,000 stock options as approved by the Board upon his retirement. The net value to Mr. Loeffler was calculated by multiplying the number of options (144,000) by the difference between the exercise price ($34.55) and the closing market price on December 31, 2010 ($52.78).

(2)
None of the named executive officers received non-equity incentive compensation for 2009. The Non-Equity Incentive Plan Compensation for 2010 and 2008, respectively, for all plan participants, including the named executive officers was paid in January 2011 and 2009, respectively. See "Performance Based Incentive Plans" on page 24.

(3)
In 2006, the Company amended its Pension Plan for Employees of Amphenol Corporation (the "Pension Plan") by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan (the "DC SERP") for those same individuals. Beginning in 2007, Mr. Norwitt and Ms. Reardon are no longer accruing any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, there was a change in pension values for Ms. Reardon and Mr. Norwitt of $119,200 and $8,800, respectively, because of changes in actuarial assumptions in 2010 as compared to 2009. The increase in pension value for each of Ms. Reardon and Mr. Norwitt represents the increase in the actuarial present value of their respective benefits under the Pension Plan using the interest rate and mortality assumptions consistent with those used in the Note 10—Benefit Plans and Other Postretirement Benefits to the financial statements included in the Company's 2010 Annual Report on Form 10-K. Mr. Loeffler accrued additional benefits under the Pension Plan in 2010, but does not receive an employer contribution under the Amphenol 401(k) Plan nor does he participate in the DC SERP. Mr. Anderson continues to accrue additional benefits under the Pension Plan but does not receive an employer contribution under the Amphenol 401(k) Plan nor does he participate in the DC SERP. Mr. Schneider does not participate in the Pension Plan or the DC SERP, but does receive an employer contribution under the Amphenol 401(k) Plan. Employer contributions to the 401(k) Plan and DC SERP are included as compensation under the "All Other Compensation" column.

(4)
"All Other Compensation" consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)

R.A. Norwitt	2010	2,052	21,073	12,250	31,750	67,125
	2009	1,580	25,524	12,250	38,792	78,146
	2008	1,161	23,031	11,500	27,800	63,492

D.G. Reardon	2010	3,033	0	12,250	16,475	31,758
	2009	2,926	0	12,250	30,574	45,750
	2008	1,883	0	11,500	30,913	44,296

M.H. Loeffler	2010	17,526	6,400	0	0	23,926
	2009	23,622	11,020	0	0	34,652
	2008	17,265	31,292	0	0	48,557

G.A Anderson	2010	6,637	0	0	0	6,637
	2009	4,174	0	0	0	4,174
	2008	4,118	0	0	0	4,118

R. Schneider(*)	2010	2,114	0	12,250	0	14,364
	2009	1,497	0	12,250	0	13,747

(5)
In 2010, Mr. Loeffler continued to serve as the Company's Executive Chairman, an executive officer position from which he retired on December 31, 2010. He has served as the Company's Chairman of the Board since 1997, a position he continues to hold.

*
Prior to 2009, Mr. Schneider had not been a named executive officer and, therefore, only compensation information for 2010 and 2009 appears in these tables.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct certain compensation paid to the principal executive officer and certain other executive officers in excess of $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Company's 2009 Executive Incentive Plan compensation is performance-based and is designed and is intended to qualify for such performance-based deductibility exception.

Employment Agreements

        In conjunction with accepting each stock option award, the named executive officers becomes party to a management stockholder's agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company's discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Prior to his retirement, Mr. Loeffler had an employment letter agreement with the Company dated March 22, 1999. At the time of his retirement, he waived any rights he may have had pursuant to this agreement.

        Except as set forth above, Ms. Reardon and Messrs. Norwitt, Anderson and Schneider are not parties to any employment agreements with the Company.

Stock Option Plans

        The employee stock option plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. While options remain outstanding under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), the only plan pursuant to which employees currently may be granted stock options is The 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2009 Option Plan"). The 2009 Option Plan was approved by stockholders at the 2009 Annual Meeting. The terms of the 2009 Option Plan and the terms of the 2000 Option Plan are substantially identical. See "Stock Option Plans" on page 26. These plans provide that only non-qualified options as defined in Section 422 of the Internal Revenue Code and purchase stock as defined in the option plans may be granted. No options can be granted at less than the fair market value of the Company's Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options under the option plans, and stockholder approval is required for any further material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. Vesting for all option grants made prior to 2007 would be accelerated automatically upon retirement at age 65, assuming the minimum service requirements have been satisfied. For option awards made since the beginning of 2007, the Committee has discretion to allow vesting of unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.

        A total of 2,529,500 options were granted under the 2009 Option Plan in May 2010 at an exercise price of $42.99 to 351 employees of the Company including the named executive officers.

        Of the 16,000,000 shares of Common Stock reserved for issuance pursuant to the 2009 Option Plan, 10,176,100 shares are available for future option grants as of April 1, 2011. The 2009 Option Plan limits the number of options that may be granted to any one participant to not more than 3,000,000 options. On April 1, 2011 the market value per share of Common Stock was $52.41 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape.) The exercise price of the 5,823,900 options outstanding as of April 1, 2011 under the 2009 Option Plan range from $32.01 to $53.41. The exercise prices of the 5,942,670 options outstanding as of April 1, 2011 under the 2000 Option Plan range from $10.05 to $49.56.

Repricing of Options/Granting of SARs

        During the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company's 2000 Option Plan and 2009 Option Plan do not provide for the granting of SARs or any other stock based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2010

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
Name
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #

R.A. Norwitt	1/22/10	0	792,000	1,584,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/27/10	n/a	n/a	n/a	n/a	n/a	n/a	n/a	310,000	42.99	4,550,800

D.G. Reardon	1/2210	0	315,975	631,950	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/27/10	n/a	n/a	n/a	n/a	n/a	n/a	n/a	120,000	42.99	1,761,600

M.H. Loeffler	1/22/10	0	0	0	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	12/31/10	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	2,625,120	(3)

G.A. Anderson	1/22/10	0	244,200	488,400	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/27/10	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	42.99	1,056,960

R. Schneider	1/22/10	0	224,400	448,800	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/27/10	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	42.99	1,056,960

(1)
The amounts in this column reflect the possible payouts under the Company's 2010 Management Incentive Plan. The 2010 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company's Board of Directors in January of 2010 and terminated December 31, 2010. The non-equity incentive plan compensation for 2010 for all plan participants including the named executive officers was paid in January 2011. Amounts paid to the named executive officers are indicated in the Summary Compensation Table on page 33.

(2)
The amounts in the column titled Full Grant Date Fair Value reflect the full grant date fair value of the option awards granted on May 27, 2010 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8—Equity; Stock-Based Compensation to the Company's consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company's Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column for the 2010 option grants do not correspond to the actual value that may be recognized by the named executive officers when these options are exercised.

(3)
This amount reflects the net value, computed as of December 31, 2010 related to the vesting of 144,000 stock options owned by Mr. Loeffler as approved by the Board upon his retirement. The net value to Mr. Loeffler was calculated by multiplying the number of options (144,000) by the difference between the exercise price ($34.55) and the closing market price on December 31, 2010 ($52.78).

 OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

Name	Option Awards(1)						Stock Awards(2)

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

A. Norwitt	24,000	0		n/a	10.0450	April 14, 2013	n/a	n/a	n/a	n/a
	48,000	0		n/a	15.0925	Nov. 16, 2013	n/a	n/a	n/a	n/a
	52,000	0		n/a	18.3950	April 11, 2015	n/a	n/a	n/a	n/a
	54,400	13,600	(3)	n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	72,000	48,000	(4)	n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	80,000	120,000	(5)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	96,000	384,000	(6)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	0	310,000	(7)	n/a	42.9900	May 26, 2020

D.G. Reardon	60,000	0		n/a	15.0750	April 15, 2014	n/a	n/a	n/a	n/a
	40,000	0		n/a	16.7750	Oct. 18, 2014	n/a	n/a	n/a	n/a
	100,000	0		n/a	18.3950	April 11, 2015	n/a	n/a	n/a	n/a
	96,000	24,000	(3)	n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	66,000	44,000	(4)	n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	48,000	72,000	(5)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	40,000	160,000	(6)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	0	120,000	(7)		42.9900	May 26, 2020	n/a	n/a	n/a	n/a

M.H. Loeffler	400,000	0		n/a	18.3950	April 11, 2015	n/a	n/a	n/a	n/a
	400,000	0	(8)	n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	360,000	0	(9)	n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a

G.A. Anderson	70,000	0		n/a	18.3950	April 11, 2015	n/a	n/a	n/a	n/a
	64,000	16,000	(3)	n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	43,200	28,800	(4)	n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	28,000	42,000	(5)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	22,000	88,000	(6)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	0	72,000	(7)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a

R. Schneider	28,800	43,200	(5)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	22,000	88,000	(6)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	0	72,000	(7)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions. Vesting of all unvested options would be accelerated upon death or disability of the option awardee. Vesting for all option grants made prior to 2007 would be accelerated automatically upon retirement at age 65. The Compensation Committee of the Board of Directors also has the discretion to allow vesting of other unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten (10) years of employment with the Company. Vesting stops immediately and all such unvested options are automatically forfeited upon termination of active employment under most other termination situations.

(2)
No stock awards are contemplated or provided for under the Company's stock option plans or any other plan administered by the Company.

(3)
Of this unvested portion of stock options, 100% is scheduled to vest on May 24, 2011.

(4)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 24, 2011 and May 24, 2012.

(5)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 22, 2011, May 22, 2012 and May 22, 2013.

(6)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 21, 2011, May 21, 2012, May 21, 2013 and May 21, 2014.

(7)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 27, 2011, May 27, 2012, May 27, 2013, May 27, 2014 and May 27, 2015.

(8)
Vesting of 80,000 of 400,000 of these options was accelerated automatically on December 31, 2010 upon Mr. Loeffler's retirement pursuant to the terms of the option plan.

(9)
Vesting of 144,000 of 360,000 of these options as of December 31, 2010 was approved by the Board in connection with Mr. Loeffler's retirement on December 31, 2010.

OPTIONS EXERCISED AND STOCK VESTED FOR THE 2010 FISCAL YEAR

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Shares Number of Acquired on Vesting (#)	Value Realized on Vesting ($)

R.A. Norwitt	19,200	701,928	n/a	n/a
D. G. Reardon	0	0	n/a	n/a
M.H. Loeffler	400,000	15,319,688	n/a	n/a
G.A. Anderson	137,000	5,013,227	n/a	n/a
R. Schneider	0	0	n/a	n/a

(1)
No stock awards are contemplated or provided for under the Company's stock option plans or any other plan administered by the Company.

PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.    Through December 31, 2006, the only retirement benefit funded by the Company was its pension plan. Prior to 1998, the Company and its U.S. subsidiaries maintained eight separate defined benefit pension plans covering substantially all employees of Amphenol Corporation and its U.S. subsidiaries. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. All the named executive officers participate in and their pension benefits are calculated under the Amphenol Plan Section, the LPL Plan Section, or the Sidney Salaried Plan Section of the Plan. Non-employee directors do not participate in the Plan.

        In 2006, the Company amended the Plan by freezing accruals effective December 31, 2006 for certain personnel (referred to herein as the "non-grandfathered participants"). Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for these non-grandfathered participants. Prior to 2007, the Company did not make any contributions to the Amphenol 401(k) Plan and the Company did not have a related non-qualified supplemental defined contribution plan.

        Non-grandfathered participants are salaried employees of Amphenol Corporation or one of its U.S. subsidiaries participating in the Plan who are not "grandfathered participants". "Grandfathered participants" are all salaried personnel of Amphenol Corporation or its U.S. subsidiaries participating in the Plan who as of December 31, 2006 were either: (i) age 50 or older with 15 or more years of service or (ii) who had 25 or more years of service. Of the five named executive officers, (i) Messrs. Loeffler and Anderson are the only grandfathered participants, (ii) Ms. Reardon and Mr. Norwitt are non-grandfathered participants and (iii) Mr. Schneider is not and has not been a participant.

        Mr. Loeffler was a grandfathered participant who continued to accrue benefits under the Plan and the related Supplemental Employee Retirement Plan (the "SERP") (see Supplemental Employee Retirement Plan on page 41), through his retirement at December 31, 2010. He will not accrue further benefits under the Plan or the SERP. Other grandfathered participants, including Mr. Anderson, will continue to accrue incremental benefits under the Plan and the related SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions. Additional benefit accruals for non-grandfathered participants in the Plan ceased effective January 1, 2007. The Plan freeze for non-grandfathered participants, including Mr. Norwitt and Ms. Reardon, does not affect any retirement benefit earned by such non-grandfathered participants under the Plan prior to January 1, 2007.

        The Company has a policy that prohibits granting extra years of credited service under the Plan.

        General Provisions of the Plan for Salaried Employees.    The Plan provides for annual pensions to certain salaried employees who complete five years of service with the Company. The normal retirement date under the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants).

        Details About the Amphenol Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Amphenol Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, excluding bonuses and incentive plan payments, during any five consecutive years of service with the Company or its participating divisions or affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Amphenol Plan Section of the Plan is equal to the greater of: (i) 1.1% of the participant's final average pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. In 2010, Messrs. Norwitt and Loeffler were the only named executive officers in the Amphenol Plan Section of the Plan, although Mr. Norwitt's benefit was frozen as of December 31, 2006.

        Mr. Loeffler met the age and service requirements for normal retirement under the Amphenol Plan Section during 2009. He retired as of December 31, 2010 and has elected to receive his benefits in the form of a 100% joint and survivor annuity. His monthly retirement benefit equals $6,761 from the Plan and $18,363 from the SERP.

        Details About the LPL Plan Section.    Prior to January 1, 2000, participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000, no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the LPL Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any five consecutive years of service with the Company and its participating divisions or affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section of the Plan is equal to 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. In 2010, Ms. Reardon was the only named executive officer in the LPL Plan Section of the Plan, although her benefits were frozen as of December 31, 2006.

        Details About the Sidney Plan Salaried Section.    The Company is required to make all contributions necessary to provide benefits payable under the Sidney Salaried Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Sidney Salaried Section of the Plan as twelve times the participant's highest average monthly total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any sixty consecutive months of service with the Company and its participating divisions or affiliates during the 120 months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Salaried Section of the Plan is equal to the greater of: (i) 2.0% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (0.5% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25 or (ii) $8 plus 0.75% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 30. In 2010, Mr. Anderson was the only named executive officer in the Sidney Salaried Section of the Plan.

        Mr. Anderson's Retirement Benefit Assuming He Elects Early Retirement.    Mr. Anderson meets the age and service requirements for early retirement under the Sidney Salaried Plan Section. If Mr. Anderson were to have elected early retirement as of December 31, 2010, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($9,653 per month payable from the Plan and $16,433 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which

Mr. Anderson's hypothetical early retirement date precedes his normal retirement date (i.e. 59 months). Using this formula, Mr. Anderson's early retirement benefit if he had elected early retirement as of December 31, 2010 would have been $6,489 per month payable from the Plan and $11,046 per month payable from the SERP.

        Supplemental Employee Retirement Plan.    Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $195,000 in 2010 and 2011. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $245,000 in 2010 and 2011. These limitations continue to be subject to future adjustment. The Company sponsors a SERP which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to 3.33 times the Section 401(a)(17) limitation beginning with 2007 pensionable compensation ($500,000 for years before 2007).

Pension Benefits for the 2010 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

R.A. Norwitt(3)	Pension Plan for Employees of Amphenol Corporation—Amphenol Plan Section	3.0	32,600	0

	Amphenol Corporation Supplemental Employee Retirement Plan	3.0	10,900	0

D.G. Reardon	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	17.5	377,700	0

	Amphenol Corporation Supplemental Employee Retirement Plan	17.5	359,400	0

M.H. Loeffler	Pension Plan for Employees of Amphenol Corporation—Amphenol Plan Section	37.0	1,075,100	0

	Amphenol Corporation Supplemental Employee Retirement Plan	37.0	2,919,900	0

G.A. Anderson	Pension Plan for Employees of Amphenol Corporation—Sidney Salaried Plan Section	36.3	963,100	0

	Amphenol Corporation Supplemental Employee Retirement Plan	36.3	1,639,600	0

R. Schneider(4)	n/a	n/a	n/a	n/a

(1)
Computed as of December 31, 2010, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2010 financial statements. Credited service was frozen as of December 31, 2006 for Ms. Reardon and Mr. Norwitt.

(2)
Computed as of December 31, 2010, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2010 financial statements. Calculation of present value reflects FASB ASC Topic 715, "Compensation Retirement Benefits", expense assumptions described in Note 10—Benefit Plans and Other Postretirement Benefits to the Consolidated Financial Statements to the Company's 2010 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for eight years as of December 31, 2006 when his credited service was frozen, he has only 3.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Mr. Schneider does not participate in and has never participated in any Company sponsored pension plans.

        Pension Plan and 401(k) Plan.    Prior to December 31, 2006, none of the named executive officers participated in a Company sponsored non-qualified defined contribution or other deferred compensation plan. Prior to December 31, 2006, all salaried personnel of Amphenol Corporation and its subsidiaries which participate in the Plan had a retirement income program consisting of: (i) eligibility to participate in the Plan and (ii) the Company's qualified 401(k) savings plan, for which the Company did not make any contributions (the "Amphenol 401(k) Plan").

        In 2006, the Company amended this retirement income program by freezing accruals under the Plan effective December 31, 2006 for non-grandfathered participants and simultaneously implementing employer contributions to the Amphenol 401(k) Plan for non-grandfathered participants. Grandfathered participants continue to accrue incremental benefits under the Plan and to be eligible to participate in the Amphenol 401(k) plan with no employer contributions to the Amphenol 401(k) Plan.

        As part of these changes to the retirement income program, commencing January 1, 2007, non-grandfathered participants, including Ms. Reardon and Mr. Norwitt, are provided a Company contribution to their Amphenol 401(k) Plan accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 100% of the non-grandfathered employee's first 3% contribution of their covered earnings to his or her Amphenol 401(k) Plan account, including the accounts of Ms. Reardon and Mr. Norwitt. During the first four years of a participant's employment with the Company, the employer allocation vests 25% per year for each year of service. After four full years of employment with the Company, the employer allocation is fully vested historically and on a going forward basis.

        The Company also sponsors a non-qualified supplemental defined contribution plan, or DC SERP, effective January 1, 2007. Under the DC SERP, non-grandfathered participants, including Ms. Reardon and Mr. Norwitt, are credited with a 5% employer allocation on compensation in excess of the Internal Revenue Code Section 401(a)(17) limit, subject to a vesting schedule that requires the participant to complete five full years of service with the Company before the employee is entitled to the account balance which begins accumulating when employment commences. Compensation for this purpose is currently limited to 6.66 times the Internal Revenue Code Section 401(a)(17) limit. Eligible employees, including Ms. Reardon and Mr. Norwitt, are also permitted to defer a portion of compensation in excess of the maximum amount that he or she is allowed to defer into his or her Amphenol 401(k) Plan account into his or her DC SERP account. A participant's election to defer compensation is made prior to the beginning of each year, and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (including retirement or disability) or upon a specified future date while still employed (an "in-service distribution"), as elected by the participant. Each years' deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment or (ii) a series of annual cash installments payable over a designated term between two and fifteen years. In-service distributions may be elected by the participant as a single lump sum cash payment or in annual cash payments over a term between two and fifteen years, in either case beginning not earlier than January of the year following the calendar year of the deferral. However, when no election regarding the form of distribution is made, the distribution will be a lump sum. When the executive is a "key employee" for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. The named executive officers would be key employees for this purpose. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company's unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options. Participants can change hypothetical investment options at their discretion, except that so-called "round-trip" transactions (i.e., trading from one fund to another, and then back to the original fund within 30-days) are not permitted. Eligible compensation permitted to be deferred under the DC SERP program includes base salary and non-equity incentive plan compensation.

Nonqualified Deferred Compensation for the 2010 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)

R.A. Norwitt	32,110	31,750	33,837	n/a	252,254
D.G. Reardon	17,258	16,475	37,209	n/a	255,967
M.H. Loeffler	n/a	n/a	n/a	n/a	n/a
G.A. Anderson	n/a	n/a	n/a	n/a	n/a
R. Schneider	n/a	n/a	n/a	n/a	n/a

(1)
The amounts in the column titled "Registrant Contributions in Last Fiscal Year" reflect the Company's allocation to the DC SERP for the benefit of Ms. Reardon and Mr. Norwitt, respectively, and are included in the amounts in the table "All Other Compensation" under footnote (4) on page 34 and in the Summary Compensation Table on page 33. Messrs. Loeffler, Anderson and Schneider are not eligible to participate in the DC SERP.

(2)
The amounts in the column titled "Aggregate Earnings in Last Fiscal Year" reflect the notational earnings of Ms. Reardon and Mr. Norwitt in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Ms. Reardon and Mr. Norwitt for current year and prior year deferred and matching contributions. These notational earnings are not included in the Summary Compensation Table on page 33 because such notational earnings relate to the increase in value of compensation the individual elected to defer and such increase is based on market rates that are determined by reference to mutual funds.

(3)
The amounts in the column titled "Aggregate Balance at Last Fiscal Year End" reflect the notational amounts in each named executive officer's DC SERP as of the last day of the 2010 fiscal year. The following table indicates the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company's prior year proxy statements since the DC SERP was initiated in January 2007.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R. A. Norwitt	78,346
D. G. Reardon	89,812
M.H. Loeffler	0
G.A. Anderson	0
R. Schneider	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 45 to 47. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive's separation from the Company. In the case of Mr. Loeffler, who did in fact retire as of December 31, 2010, the table on page 46 shows the potential payments upon termination, while the footnotes disclose the payments actually made.

        Payments Made Upon Termination.    Regardless of the manner in which a named executive officer's employment is terminated, she or he is entitled to receive amounts earned during her or his term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Retirement.    In the event of normal retirement at age 65 of any employee, including a named executive officer, in addition to the items identified above, she or he will immediately vest in all options awarded prior to 2007. The Board has the discretion to decide if options awarded after 2006 will vest following normal retirement at age 65 or upon early retirement at or after age 55 with more than 10 years of service. With the exception of Mr. Loeffler, who retired as of December 31, 2010, none of the other named executive officers is currently eligible for normal retirement. The disclosure in the tables on pages 45 to 47 for normal retirement and for early retirement assumes that the named executive officers were eligible to retire and that the Board has exercised its discretion to accelerate vesting of all unvested options awarded after 2006.

        Payments Made Upon Involuntary Not for Cause Termination.    In the event of involuntary not for cause termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, the Board has the discretion to decide if options awarded that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination assumes that the Board has exercised its discretion to accelerate vesting of all such options.

        Payments Made Upon a Change in Control.    Immediately prior to a change in control, all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable. A change in control is deemed to occur if there is a sale of all or substantially all of the assets of the Company or there is an acquisition of more than 50% of the Common Stock of the Company by a person or group.

        Payments Made Upon Death or Disability.    In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, she or he will receive benefits under the Company's disability plan and/or payments under the Company's Group Term Life Insurance plan, as appropriate. In the event of death or disability as defined in the Company's Option Plans, assuming the minimum service requirements have been satisfied, she or he will also immediately vest in all outstanding options.

        Health Care Benefits.    The Company does not currently offer any employee, including any named executive officers, any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	1,425,600	1,425,600	1,425,600	1,425,600	0	1,425,600	1,425,600	1,425,600
Pay for covenant not to compete(2)	880,000	880,000	880,000	880,000	880,000	880,000	880,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	440,000	0
Vesting of stock options(4)	0	13,058,480	13,058,480	13,058,480	0	13,058,480	13,058,480	13,058,480

(1)
This is the amount actually paid to Mr. Norwitt in January 2010 pursuant to the 2010 Management Incentive Plan. Assuming a termination event as of December 31, 2010, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt's annual base salary at December 31, 2010 was $880,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $440,000 is based on Mr. Norwitt's annual base salary at December 31, 2010 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2010 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.78 on December 31, 2010.

Diana G. Reardon Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	568,755	568,755	568,755	568,755	0	568,755	568,755	568,755
Pay for covenant not to compete(2)	574,550	574,550	574,550	574,550	574,550	574,550	574,550	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	287,275	0
Vesting of stock options(4)	0	6,415,280	6,415,280	6,415,280	0	6,415,280	6,415,280	6,415,280

(1)
This is the amount actually paid to Ms. Reardon in January 2011 pursuant to the 2010 Management Incentive Plan. Assuming a termination event as of December 31, 2010, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Ms. Reardon's annual base salary at December 31, 2010 was $574,550. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $287,275 is based on Ms. Reardon's 2010 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2010 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.78 on December 31, 2010.

Martin H. Loeffler Benefits and Payments upon Separation	Voluntary Termination ($)		Early Retirement ($)		Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)		Death ($)

Severance payment(1)	900,000	(2)	900,000	(2)	0	900,000	0	900,000	900,000	(2)	0
Relocation expenses(3)	80,000	(2)	80,000	(2)	0	80,000	0	80,000	80,000	(2)	0
Minimum annual bonus(4)	30,000		30,000		30,000	30,000	0	30,000	30,000		30,000
Incentive plan compensation(5)	0		0		0	0	0	0	0		0
Pay for covenant not to compete(6)	600,000		600,000		600,000	600,000	600,000	600,000	600,000		0
Accrued vacation pay	0		0		0	0	0	0	0		0
Company funded disability(7)	0		0		0	0	0	0	300,000		0
Vesting of stock options(8)	0		0		4,703,120	4,703,120	4,703,120	4,703,120	4,703,120		4,703,120

(1)
Pursuant to a July 28, 1987 employment letter agreement with the Company, upon involuntary termination or mutually agreed termination, Mr. Loeffler would be entitled to severance pay equal to the sum of eighteen months of his base salary plus bonus. Severance payment amounts were calculated based on Mr. Loeffler's 2010 base salary and incentive plan compensation. Mr. Loeffler's annual base salary in 2010 was $600,000. Mr. Loeffler was not paid this amount upon retirement on December 31, 2010.

(2)
The Company's obligation to pay this amount would be contingent upon Mr. Loeffler and the Company mutually agreeing on the termination of Mr. Loeffler's employment. Mr. Loeffler was not paid this amount upon retirement on December 31, 2010.

(3)
Pursuant to his July 28, 1987 employment letter agreement with the Company, upon involuntary termination or mutual termination, Mr. Loeffler would be entitled to certain relocation expenses to Austria if he elects to relocate to Austria within six months of the termination of his employment. The potential cost to the Company of this benefit is estimated to be approximately $80,000. Mr. Loeffler waived this benefit at his retirement at December 31, 2010.

(4)
Pursuant to his July 28, 1987 employment letter agreement with the Company, Mr. Loeffler is entitled to a minimum annual bonus of $30,000 per annum. This amount would not be separately paid if Mr. Loeffler were paid incentive plan compensation. Mr. Loeffler waived this entitlement at his retirement on December 31, 2010.

(5)
Mr. Loeffler did not participate in the 2010 Management Incentive Plan and therefore would not have been eligible to receive incentive plan compensation.

(6)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments would be made in the form of salary continuation. At his retirement, the Company decided not to pay for a non-compete undertaking from Mr. Loeffler. In his continuing role as Chairman of the Board, Mr. Loeffler has a fiduciary duty to not compete with the Company.

(7)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $300,000 assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period. Mr. Loeffler's annual base salary in 2010 was $600,000. At his December 31, 2010 retirement, Mr. Loeffler was not entitled to this benefit.

(8)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount under all columns with an amount greater than zero represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2010 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.78 on December 31, 2010. As of his retirement at December 31, 2010, Mr. Loeffler had two tranches of unvested options. One tranche of 80,000 options was granted on May 24, 2006 at an exercise price of $26.81 per share. Another tranche of 144,000 options was granted on May 24, 2007 at an exercise price of $34.55 per share. The May 24, 2006 options automatically vest on normal retirement. The accelerated vesting of the May 24, 2006 options had a net value of $2,077,600. The Board exercised its discretion and allowed Mr. Loeffler to vest in the unvested portion of his May 24, 2007 options upon his retirement on December 31, 2010. The vesting of the May 24, 2007 options had a net value of $2,625,120. Mr. Loeffler did not receive any option awards in 2008, 2009 or 2010.

Gary A. Anderson Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	488,400	488,400	488,400	488,400	0	488,400	488,400	488,400
Pay for covenant not to compete(2)	444,000	444,000	444,000	444,000	0	444,000	444,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	222,000	0
Vesting of stock options(4)	0	3,760,124	3,760,124	3,760,124	0	3,760,124	3,760,124	3,760,124

(1)
This is the amount actually paid to Mr. Anderson in January 2011 pursuant to the 2010 Management Incentive Plan. Assuming a termination event as of December 31, 2010, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Anderson's annual base salary at December 31, 2010 was $444,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $222,000 is based on Mr. Anderson's December 31, 2010 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2010 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.78 on December 31, 2010.

Richard Schneider Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	448,800	448,800	448,800	448,800	0	448,800	448,800	448,800
Pay for covenant not to compete(2)	408,000	408,000	408,000	408,000	408,000	408,000	408,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	204,000	0
Vesting of stock options(4)	0	2,827,696	2,827,696	2,827,696	0	2,827,696	2,827,696	2,827,696

(1)
This is the amount actually paid to Mr. Schneider in January 2011 pursuant to the 2010 Management Incentive Plan. Assuming a termination event as of December 31, 2010, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Schneider's annual base salary at December 31, 2010 was $408,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $204,000 is based on Mr. Schneider's December 31, 2010 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2010 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $52.78 on December 31, 2010.

PROPOSAL 3. ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

        RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

        We urge stockholders to read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, as well as the 2010 Summary Compensation table and related compensation tables and narrative, appearing on pages 33 through 38, which provide detailed information on the Company's compensation policies and practices and the compensation of the Company's named executive officers.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company's executive compensation program on an ongoing basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In Proposal 3 above, the Board is asking the stockholders to vote on an advisory resolution on compensation of named executive officers. In accordance with Section 14A of the Securities Exchange Act of 1934 as amended, in this Proposal 4, the Board is asking stockholders to vote on whether future advisory votes on compensation of named executive officers should occur every year, every two years or every three years. Stockholders will be able to specify one of four choices for this proposal on the Proxy Card: one year, two years, three years or abstain. This advisory vote is non-binding on the Board.

        The Board understands that there are different views as to what is an appropriate frequency for advisory votes on compensation of named executive officers. However, the Board is of the view, and therefore is recommending, that the stockholders vote for holding the advisory vote on executive compensation every year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY
VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS EVERY YEAR.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company's current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or non-management members of the Board, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company's Proxy Statement.

        A brother of Luc Walter, Senior Vice President and Group General Manager, International Military and Aerospace Operations, is employed at a foreign subsidiary of the Company. In 2010, this brother received total compensation of less than $150,000, including salary, bonus and stock options. This amount is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at the Company and its subsidiaries. This employment relationship was reviewed and ratified in accordance with the Company's policy.

        No other transactions were identified during or subsequent to 2010 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this Proxy Statement.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2012 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on January 2, 2012 and must satisfy the requirements under the applicable rules of the SEC. If mailed, proposals should be sent by Certified Mail-Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        The Company's By-laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2011 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly, any such notice should have been received by the Company no earlier than February 23, 2011 and no later than March 26, 2011.

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2011 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        All costs of the solicitation of proxies will be borne by the Company including the expense of preparing, printing and mailing this Proxy Statement. The Company has engaged the firm of Georgeson Shareholder Communications, Inc. to assist in the distribution of this Notice of 2011 Annual Meeting and Proxy Statement and will pay Georgeson its out-of-pocket expenses for such services. Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation. The Company historically has not otherwise engaged any third party to assist in the solicitation of proxies and has no current intention to do so in connection with the 2011 Annual Meeting.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2010 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2010 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Investors" and then "Financial Reports".

        In addition, printed copies of the Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Principles, Code and Charters are also available from the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired Principles, Code or Charter.

        If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8638.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Secretary

April 25, 2011

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 25, 2011

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 25, 2011: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/APH.

002CS1B434

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 2. Ratification of Deloitte & Touche LLP as independent public accountants of the Company. For Against Abstain 3. Advisory Resolution on Executive Compensation. 4. The Board of Directors recommends a vote for 1 YEAR on the following proposal: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Change of Address — Please print new address below. 01 - Ronald P. Badie 1. Election of three Directors for terms to expire at the 2014 Annual Meeting. For Withhold 02 - R. Adam Norwitt 03 - Dean H. Secord 1 Yr 2 Yrs 3 Yrs Abstain

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2011 Annual Meeting and Proxy Statement dated April 25, 2011 in connection with the Annual Meeting to be held at 11:00 a.m. on May 25, 2011 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Proxy — Amphenol Corporation